EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 11, 2011, except for the effects of discontinued operations discussed in Note 4 to the consolidated financial statements, as to which the date is February 6, 2013 relating to the Predecessor Company's financial statements and our report dated March 14, 2012, except for the effects of discontinued operations discussed in Note 4 to the consolidated financial statements, as to which the date is February 6, 2013 related to the Successor Company's financial statements, which appear in U.S. Concrete, Inc. 's Current Report on Form 8-K dated February 6, 2013. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 6, 2013